FOR IMMEDIATE RELEASE:
May 10, 2000

          TELESCAN REPORTS 107% RISE IN REVENUE FOR FIRST QUARTER 2000
                      REVENUE AND EARNINGS REACH NEW RECORD

      ONE-TIME GAIN OF $12 MILLION ON INVESTMENT IN GLOBALNETFINANCIAL.COM
                    COMPANY CONFORMS WITH EITF ISSUE NO. 00-3

HOUSTON, May 10, 2000 -- Telescan, Inc. (Nasdaq/NM:TSCN) today reported that revenue rose 107% to a record $9.8 million in the quarter ended March 31, 2000 from $4.7 million, as restated, for the same period a year earlier, reflecting excellent gains in the company's B2B commerce business and its INVESTools investment advisory subscription business unit.

Reflecting a pre-tax gain of $12.0 million from the sale of GlobalNet Financial.com shares, earnings were $8.2 million, after charges totaling $4.0 million for tax provisions and certain non-recurring charges. This results in earnings for the quarter of $0.49 per basic and $0.47 per diluted share versus a restated loss of $1.2 million, or a loss of $0.09 per basic and diluted share, in the same period in 1999. General and administrative costs include $2.0 million in non-recurring charges related to execution of the GlobalNet options and modification of an international agreement as part of the Company's globalization strategy.

Revenue from B2B strategic alliances increased 241% to $3.7 million for the quarter from $1.1 million, as restated, in the first quarter of 1999, validating Telescan's growth strategy of expanding its private label business segment. At the Company's INVESTools subsidiary, revenue jumped nearly three fold, or $2.0 million, over the first quarter of 1999, reflecting increases in subscription, advertising and marketing service revenues. Wallstreetcity.com, the Company's investor supersite, continued its growth, averaging 21 million page views in the first quarter, with advertising revenues doubling over the same period of the prior year. Revenue from the non-financial operations increased 69% to $1.2 million over the same period in 1999.

Lee Barba, Telescan's Chief Executive Officer, said, "As the leading provider of financial tools and analytics on the Internet, as well as financial website development and hosting to our B2B partners, Telescan is benefiting from investors' growing appetite for more control over their financial decisions on the Web. Every time an investor uses Telescan research data or one of its analytical tools on a partner's site, Telescan's revenue stream expands."

Highlights of the quarter included:

   o   Launched 50 pages of content on AOL's Personal Finance Channel

   o Forged a technology alliance with Forbes.com to collaborate on technologies enabling Forbes.com to become a pioneer in presenting innovative financial tools and analytics on the Web

   o Expanded alliance with GlobalNet Financial.com to develop and host additional websites

   o Formed a strategic alliance with Stockwalk.com to offer online analytics and brokerage services to small, mid-sized regional banks and made an equity investment, resulting in a $2.3 million investment in Stockwalk.com

   o Formed a strategic alliance with InvestorIQ to provide ProSearch(TM) technology to InvestorIQ.com's investment research website and received a 13.3% ownership interest in InvestorIQ.com in exchange for a $1.75 million equity investment

   o Added a major 3 year private-label alliance to be launched in the second quarter of 2000

"Since joining Telescan, I have spent the majority of my time analyzing our marketplace and measuring how our businesses are succeeding in relation to the opportunities available in their respective markets. While we have been extremely successful to date, we have the capabilities and resources to become more aggressive in mining the Internet's potential for enhancing investors' ability to understand the financial markets and to make the best investment decisions. Our technological expertise and the growing relationships we have been building with some of the most exciting brand names in the financial services industry, such as America Online, American Express, Forbes, GlobalNet Financial.com and NBC, create a solid foundation for our future growth strategy," Barba added.

The Company held options to purchase approximately 2.8 million shares of GlobalNet Financial.com at an exercise price of $12.00 per share. During the first quarter Telescan sold approximately 700,000 previously acquired shares of GlobalNet Financial.com resulting in a pre-tax gain of $12.0 million. These proceeds were used to exercise a portion of the option. During the second quarter an additional 50,000 shares of GlobalNet Financial.com were sold, which proceeds were used in combination with a cashless exercise to complete the exercise of the option. The Company said it expects to report a gain of $8.7 million from the transaction in the second quarter, which could be offset by special charges as management continues its review of operations to determine which Telescan businesses provide the greatest growth potential and which businesses do not offer sufficient returns. The Company currently retains approximately 2.5 million shares of GlobalNet Financial.com common stock.

On March 16, 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-3 that addresses the applicability of accounting guidance for hosting arrangements. During 1999 and 1998, the Company recognized revenues from license fees related to certain hosting arrangements upon execution of the license agreement, as opposed to recognizing the fees ratably over the term of the hosting arrangement. As a result, the timing of reporting revenue from license fees related to these types of hosting arrangements requires revision to comply with EITF Issue No. 00-3 and the relevant accounting guidance. The effect of these revisions is to defer the time in which revenue is recognized. These revisions also resulted in an increase in deferred revenue reflected on the Company's balance sheet at December 31, 1999 and 1998. The total years' effect of these revisions was to reduce revenues by $4.2 million and $1.7 million for the years ended December 31, 1999 and 1998, respectively. These revenues, which have been deferred, will be recognized ratably over two to four years, based on the remaining term of the related hosting agreements. Of these, $600,000 was recognized in the first quarter of 2000 with $2.5 million expected to be recognized in 2000. In the first quarter approximately $800,000 in new license fees were deferred. The Company will file with the SEC as soon as practicable to reflect the complete restated results.

ABOUT TELESCAN

Houston-based Telescan (HTTP://WWW.TELESCAN.COM) is an industry leader in providing Internet services, innovative solutions for online technology and data retrieval tools for the financial and publishing industries, and also provides proprietary analytics and content to individual investors. Telescan's Internet supersite, Wall Street City(R) (HTTP://WWW.WALLSTREETCITY.COM), provides a powerful suite of search tools, technical analysis and financial data. Telescan's wholly owned subsidiary, INVESTools Inc., operates the leading investment advisory subscription website (WWW.INVESTOOLS.COM), featuring portfolio advice from proven money managers.

Telescan provides Internet services via private-label versions of its proprietary Internet technology to many of the nation's leading financial services and media companies, including America Online, American Express, Forbes, GlobalNetFinancial.com, NBC, and Time Inc. New Media (Fortune).

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS COULD BE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE INCLUDE UNCERTAINTIES IN THE MARKET, COMPETITION, LEGAL, SUCCESS OF MARKETING EFFORTS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION IN THIS RELEASE.

                                      # # #

Contacts:

Lee Barba, CEO, Telescan, Inc., 212-332-3256
Craig Shinbaum, IR, or Keither Lanigan, Media, of Stern & Co.; 212-888-0044

                         TELESCAN INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         QUARTER ENDED MARCH 31,
                                                         ----------------------
                                                            2000        1999
                                                          -------     -------
                                                                     (Restated)
Revenue ................................................    9,827       4,736

Costs and expenses
  Cost of service ......................................    4,780       3,043
  Selling and marketing ................................    1,495       1,112
  General and administrative ...........................    5,573       1,749
                                                          -------     -------
Total costs and expenses ...............................   11,848       5,904

Loss from operations ...................................   (2,021)     (1,168)

Other expense (income), net
  Interest (income) expense ............................     (244)         29
  Gain on sale of stock ................................  (12,001)       --
  Other ................................................     --            60
                                                          -------     -------
Income (loss) before income taxes and minority interest    10,224      (1,257)

Income tax expense .....................................    2,041        --
Minority interest loss .................................     --           (32)
                                                          -------     -------
Net income (loss) ......................................    8,183      (1,225)

Preferred dividends ....................................       37          38
                                                          -------     -------
Net income (loss) available to common shareholders .....    8,146      (1,263)
                                                          =======     =======
Net income (loss) per share - basic ....................     0.49       (0.09)
Net income (loss) per share - diluted ..................     0.47       (0.09)

Average Basic Shares ...................................   16,633      14,068
Average Diluted Shares .................................   17,469      14,068